UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  February 18, 2011

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e).            Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers

Effective February 18, 2011, CFS Bancorp, Inc. (the “Company”) and its wholly-owned bank subsidiary, Citizens Financial Bank (the “Bank”) (together with the Company, the “Employers”), entered into an employment agreement (the “Agreement”) with Jerry A. Weberling, Executive Vice President and Chief Financial Officer of the Company and the Bank.  Mr. Weberling had previously entered into a Change in Control Agreement with the Company and the Bank dated June 3, 2010, which is replaced and superseded by the Agreement.

Under the terms of the Agreement, the Employers have agreed to employ Mr. Weberling for an initial term of twenty-four (24) months in his current position as Executive Vice President/Chief Financial Officer.  The Agreement provides that the Boards of Directors of the Employers will review the Agreement within sixty (60) days prior to December 23, 2011 and within sixty (60) days prior to each subsequent one (1) year anniversary thereafter, and determine whether to extend the term of the Agreement for a period of twelve (12) months in addition to the then-remaining term, provided that the Employers have not given written notice to Mr. Weberling of either the earlier termination of his employment or the Boards’ determination not to extend the Agreement.  If the Boards of Directors of the Employers determine not to extend the term of the Agreement, the Agreement will terminate and be of no further force or effect (except as expressly provided in the Agreement) upon the expiration of the then-remaining term.

Under the Agreement, Mr. Weberling is entitled to a minimum annual base salary of $220,000, which may be increased from time to time as determined by the Boards of Directors.  Mr. Weberling is also entitled to receive bonus payments and incentive compensation awards as determined from time to time by the Boards of Directors, and is entitled to participate in and receive benefits under the Employers’ employee benefit plans and to receive an automobile allowance and the receipt of certain other perquisites available to other executive officers of the Employers generally.

The Employers have the right to terminate Mr. Weberling’s employment at any time for any reason, including termination with or without cause or upon the occurrence of a disability of Mr. Weberling.  Mr. Weberling has the right to terminate his employment at any time for any reason, including with or without good reason following a change in control (as defined in the Agreement) and upon retirement.  Mr. Weberling has no right to compensation, severance payments, insurance or other benefits (except pursuant to COBRA and as set forth in the next paragraph) under the Agreement for any period following (i) a termination of employment by him without good reason after a change in control or termination by the Employers for cause or a disability, (ii) the expiration of the term of the Agreement if the Employers determine not to further extend the agreement, or (iii) Mr. Weberling’s retirement or death.

In the event that Mr. Weberling’s employment is terminated as a result of his disability, retirement or death and provided that he is not otherwise receiving substantially similar benefits from the Social Security Administration or otherwise, then Mr. Weberling (except in the case of death) and his spouse and dependents are entitled, at his cost, to continued life, health and medical insurance coverage for the remaining term of the Agreement.  In the event that (i) the Employers terminate Mr. Weberling’s employment without cause, (ii) Mr. Weberling terminates his employment because of an Employer’s material breach of the Agreement, or (iii) he terminates his employment for good reason concurrently with or within two (2) years following a change in control, then he will be entitled to a cash severance amount and continued participation in the Employers’ group life, health, medical, accident and disability insurance and other welfare benefit plans, or similar arrangements, for a limited period of time following termination.  The cash severance amount payable to Mr. Weberling will be equal to one and one-half (1.5) times his average annual compensation (as defined in the Agreement), payable in two equal installments.

In the event that any payment or other benefit to be received by Mr. Weberling upon a termination of his employment (including in connection with a change in control) would not be deductible for federal income tax purposes, the payments and benefits otherwise payable will be reduced to the highest amount that avoids the application of Code Section 280G.

The agreement also includes standard confidentiality, non-solicit and non-compete provisions pursuant to which Mr. Weberling is prohibited, during his employment and for a period of eighteen (18) months following his termination, from directly or indirectly competing against the Employers within a thirty (30) mile radius of any office of the Employers.

The foregoing description is a summary only and is qualified in its entirety by the full text of the Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01      Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
Exhibit 10.25	Employment Agreement dated February 18, 2011, by and between CFS Bancorp, Inc., Citizens Financial Bank and Jerry A. Weberling

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: February 23, 2011	By:	/s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice-President